American Renal Associates Holdings, Inc. Announces First Quarter 2020 Results
Company Provides Update on COVID-19 Pandemic and Updates 2020 Outlook for Adjusted EBITDA-NCI
BEVERLY, MA (May 11, 2020) - American Renal Associates Holdings, Inc. (NYSE: ARA) (the “Company”), a leading kidney care and dialysis provider focused on partnering with local nephrologists, today announced financial and operating results for the first quarter ended March 31, 2020. The Company also provided an update on its COVID-19 impact and announced that it updated its 2020 Outlook for Adjusted EBITDA-NCI. These updates are highlighted later in this release.
Certain metrics, including those expressed on an adjusted basis, are Non-GAAP financial measures (See “Use of Non-GAAP Financial Measures” and the reconciliation tables further below).
First Quarter 2020 Highlights (all percentage changes compare Q1 2020 to Q1 2019 unless noted):

•	Patient service operating revenues increased 0.7% to $193.2 million;

•	Net loss attributable to American Renal Associates Holdings, Inc. was $7.2 million as compared to a net loss of $10.5 million in Q1 2019;

•	Adjusted EBITDA less noncontrolling interests (“Adjusted EBITDA-NCI”) was $12.9 million as compared to $13.9 million in Q1 2019;

•	Adjusted net loss attributable to American Renal Associates Holdings, Inc. was $9.4 million, or $(0.29) per share, for Q1 2020;

•	Total dialysis treatments increased 4.8%, of which 4.4% was non-acquired growth. Normalized total treatment growth was 4.7%, and normalized non-acquired treatment growth was 4.4%; and

•	As of March 31, 2020, the Company operated 247 outpatient dialysis clinics serving more than 17,300 patients.

Joseph (Joe) Carlucci, Chairman and Chief Executive Officer, said, “The past several weeks have represented an unprecedented time for our country and for our health care system due to the COVID-19 pandemic. During this time, our responsibility as a provider of life-sustaining dialysis services could not be more important, and I am proud of how our organization has risen to the occasion. ARA caregivers across 27 states and the District of Columbia are playing a critical role to keep patients and staff healthy and safe. We have remained operational throughout our network of 247 dialysis clinics, and have been working collaboratively with dialysis company peers, hospitals and other health care providers to manage a growing number of COVID-19 positive patients in both the inpatient and outpatient dialysis settings. I am grateful to our staff and physician partners for everything they are doing during this public health crisis.”

Financial and operating highlights include:
Revenue: Patient service operating revenues for the first quarter of 2020 were $193.2 million, an increase of 0.7%, as compared to $191.8 million for the prior-year period, which was primarily due to an increase of 4.8% in the number of dialysis treatments, partially offset by adverse changes in commercial treatment reimbursement rates resulting from the increase in our in-network commercial payor relationships, as well as weaker collections from certain payors.
Treatment Volume: Total dialysis treatments for the first quarter of 2020 were 619,549, representing an increase of 4.8% over the first quarter of 2019. Non-acquired treatment growth was 4.4%, and acquired treatment growth was 0.3% for the first quarter of 2020. Normalized total treatment growth was 4.7%, and non-acquired treatment growth was 4.4% as compared to Q1 2019.

Clinic Activity: As of March 31, 2020, the Company provided services at 247 outpatient dialysis clinics serving 17,385 patients. During the first quarter of 2020, we opened one de novo clinic.

Net loss, Net income attributable to noncontrolling interests, Net loss attributable to American Renal Associates Holdings, Inc., Adjusted EBITDA and Adjusted EBITDA-NCI:

	(Unaudited)
	Three Months Ended March 31,		Increase (Decrease)
(in thousands)	2020	2019	Amount	Percentage Change
Net loss	$(2,328)	$(5,145)	$2,817	(54.8)%
Net income attributable to noncontrolling interests	(4,906)	(5,334)	$428	8.0%
Net loss attributable to American Renal Associates Holdings, Inc.	$(7,234)	$(10,479)	$3,245	NM*
Non-GAAP financial measures**:
Adjusted EBITDA	$17,828	$19,211	$(1,383)	(7.2)%
Adjusted EBITDA-NCI	$12,922	$13,877	$(955)	(6.9)%

_______________________________________________________
*    Not Meaningful
**    See “Reconciliation of Non-GAAP Financial Measures.”

Operating Expenses: Patient care costs for the first quarter of 2020 were $154.2 million, or 79.8% of patient service operating revenues, as compared to $148.2 million, or 77.3% of patient service operating revenues, in the prior-year period. General and administrative expenses were $24.9 million, or 12.9% of patient service operating revenues, as compared to $25.6 million, or 13.3% of patient service operating revenues, in the prior-year period.
Cash Flow: Cash provided by operating activities for the first quarter of 2020 was $13.7 million, as compared to cash used in operating activities of $10.0 million in the prior-year period. Adjusted cash provided by operating activities less distributions to noncontrolling interests (see “Reconciliation of Non-GAAP Financial Measures”) for the first quarter of 2020 was $2.9 million, as compared to adjusted cash used in operating activities of $14.7 million in the prior-year period. Total capital expenditures for the first quarter of 2020 were $5.8 million, compared to $8.5 million in the prior-year period. Capital expenditures for the three months ended March 31, 2020 included $4.3 million for expansions and new clinic development and $1.5 million for other capital expenditures, compared to $6.9 million and $1.6 million, respectively, for the three months ended March 31, 2019.

Balance Sheet: At March 31, 2020, the Company’s balance sheet included consolidated cash of $62.4 million and consolidated debt of $617.9 million, including the current portion of long-term debt. Excluding clinic-level debt not guaranteed by the Company and clinic-level cash not owned by the Company, Adjusted owned net debt (see “Reconciliation of Non-GAAP Financial Measures”) was $519.4 million at March 31, 2020, as compared to $515.2 million at December 31, 2019. As of March 31, 2020, we were in compliance with the consolidated net leverage ratio covenant in our Credit Agreement. As of March 31, 2020, net patient accounts receivable was $101.8 million.

COVID-19 Update

The safety of our patients, staff and physician partners continues to be our primary focus, and we have undertaken a number of steps to provide for their protection and enable our continued operation in the face of the pandemic. We are following Centers for Disease Control and Prevention guidance and working closely with local and national health authorities to ensure we implement appropriate infection control and clinical best practices in response to COVID-19. In addition, we have created a dedicated COVID-19 task force to proactively implement business continuity plans and develop measures to ensure the ongoing availability of our dialysis services while maintaining patient and staff safety. These measures include:

•	Restricting entry to our clinics to only patients, staff and medical professionals;

•	Screening all individuals for symptoms and exposure to COVID-19 before allowing access to our clinics;

•	Implementing a mask policy for every patient and staff member who enters our clinics and requiring that masks be worn at all times in our clinics;

•
Increased purchases and use of personal protective equipment for patients and staff and of cleaning and sanitization materials at our facilities to maintain infection control protocols that meet CDC guidelines;

•	Securing COVID-19 testing for patients and staff;

•
Implementing screening procedures for corporate office staff prior to entering our corporate offices, requiring social distancing within workspaces and throughout our corporate office, and restricting access to our corporate offices to only ARA staff;

•	Engaging a physician infectious disease consultant to assist us in the development of policies and procedures to protect our patients and staff;

•	Establishing dedicated COVID-19 treatment shifts at certain of our clinics, where necessary, to care for patients with confirmed or suspected COVID-19; and

•	Modifying our sick leave policy to accommodate quarantine and isolation when warranted.

In addition to these safety measures, we implemented a hazard pay program to provide increased pay to our clinic staff on the front lines of the pandemic. We currently expect this program to be limited to the second quarter but we may extend or shorten it as appropriate in light of developments with the pandemic. These and other measures we have taken in response to COVID-19 have resulted in increased operating expenses, including higher salary and wage expense from the hazard pay program, incremental hours and overtime needed to staff the dedicated treatment shifts for patients with confirmed or suspected COVID-19, increased expenses from the higher utilization and cost of personal protective equipment, and additional costs to purchase additional supplies and cleaning materials. In addition, we have incurred additional corporate office costs related to legal, consulting costs and cleaning costs, as well as increased purchases of computer equipment and information technology to provide additional infrastructure for staff who are working from home. These added expenses began to rise during the month of March, and became more significant into April. We expect to incur many of these additional operating expenses for the duration of the pandemic, and if the severity or geographic coverage of the pandemic increases, these additional expenses could increase.

From a volume perspective, patients suffering from end-stage renal disease generally have co-morbidities that often place them at increased risk with COVID-19, resulting in increased hospitalizations, missed treatments and higher mortality. Through March 31, 2020, we experienced an immaterial reduction in treatment volume as a result of patients contracting COVID-19, but this impact increased subsequent to March 31, 2020 and could become material in the event of a prolonged or increasingly severe pandemic.

In response to the pressures we are seeing from COVID-19, as well as our first quarter 2020 performance, which was below our internal forecasts, we began implementing a series of actions during the second quarter intended to reduce corporate expenses. Some of the actions we’ve taken include temporary reductions in base pay of our senior management team and other corporate expense initiatives. None of these changes will impact our ability to deliver life-sustaining dialysis services or are expected to directly impact clinic staff or our regional operations teams that are providing on-site support to our clinics during these unprecedented times. We do not believe any of these changes will have an impact on the quality of management support services we provide to our clinic operations.

In addition, we are appreciative of Congress and the Administration’s recognition of the burden this pandemic is having on our nation’s healthcare system and providers like ARA who have remained fully operational during this crisis to continue to provide life-sustaining care and prevent, prepare and respond to COVID-19. The passage of the CARES Act in late March, in combination with other regulatory relief from CMS, will help healthcare providers like ARA manage through this public health crisis. Some aspects of this relief received by ARA include the following:

•	Approximately $5 million of additional revenue due to the CARES Act provision that eliminates the 2% sequestration cut from May 1 until December 31, 2020;

•
Approximately $27 million of CARES Act grant funds received during April 2020, although these funds are subject to terms and conditions, some of which remain unclear, and we may not be able to utilize and retain all of this money;

•	Approximately $83 million of advance payments on future Medicare revenue received during April 2020 under CMS’ Accelerated and Advance Payment Program;

•
An estimated $12 million to $13 million liquidity benefit over the next three quarters related to the CARES Act provision that permits payment deferral of the employer portion of social security payroll taxes; and

•	An estimated cash tax refund of approximately $5 million, expected before December 31, 2020, related to specific tax code provisions of the CARES Act.

Updated Outlook for 2020 Adjusted EBITDA-NCI:

The Company is updating its outlook for 2020 Adjusted EBITDA-NCI to be in a range of $87 million to $95 million, as compared to the previous range of $90 million to $95 million. The Company re-affirmed its commitment to reduce its leverage ratio by year-end 2020, as compared to 5.9x at December 31, 2019. Given the likelihood of significant variability in the impact of COVID-19 and other factors, the Company is withdrawing other previously issued 2020 additional detail related to its outlook.

The Company is not providing a quantitative reconciliation of our Non-GAAP outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Non-GAAP outlook are not available without unreasonable effort on a forward-looking basis due to their unpredictability, high variability, complexity and low visibility. These excluded GAAP measures include noncontrolling interests, interest expense, income taxes, certain legal and other matters, and other charges. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to our outlook.

Conference Call
American Renal Associates Holdings, Inc. will hold a conference call to discuss this release on Tuesday, May 12, 2020, at 9:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call by dialing (877) 407-8029, or for international callers (201) 689-8029, or may listen over the Internet by going to the Investor Relations section at www.ir.americanrenal.com. For those who cannot listen to the live broadcast, a replay will be available and can be accessed by dialing (877) 660-6853, or for international callers (201) 612-7415. The conference ID for the live call and the replay is 13697055.

About American Renal Associates

American Renal Associates (“ARA”) is a leading provider of outpatient dialysis services in the United States. As of March 31, 2020, ARA operated 247 dialysis clinic locations in 27 states and the District of Columbia serving more than 17,300 patients with end stage renal disease. ARA operates principally through a physician partnership model, in which it partners with approximately 400 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing comprehensive management services. For more information about American Renal Associates, visit www.americanrenal.com.

Forward-Looking Statements
Statements in this press release that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for Adjusted EBITDA-NCI, are based upon currently available information, operating plans and projections about future events and trends. Terminology such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “project,” “seek,” “should,” “strategy,” “target” or “will” or variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms.
Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, among others, the effect of the ongoing COVID-19 pandemic and responses thereto; the effect of the restatement of our previously issued financial results and related matters; our ability to remediate material weaknesses in our internal controls over financial reporting; continuing decline in the number of patients with commercial insurance, including as a result of changes to the healthcare exchanges or changes in regulations or enforcement of regulations regarding the healthcare exchanges and challenges from commercial payors or any regulatory or other changes leading to changes in the ability of patients with commercial insurance coverage to receive charitable premium support; decline in commercial payor reimbursement rates, including with respect to Medicare Advantage plans; the ultimate resolution of the Centers for Medicare and Medicaid Services Interim Final Rule published December 14, 2016 related to dialysis facilities Conditions for Coverage (CMS 3337-IFC), including an issuance of a different but related Final Rule; reduction of government-based payor reimbursement rates or insufficient rate increases or adjustments that do not cover all of our operating costs; our ability to successfully develop de novo clinics, acquire existing clinics and attract new nephrologist partners; our ability to compete effectively in the dialysis services industry; the performance of our joint venture subsidiaries and their ability to make distributions to us; changes to the Medicare end-stage renal disease (“ESRD”) program that could affect reimbursement rates and evaluation criteria, as well as changes in Medicaid or other non-Medicare government programs or payment rates, including the ESRD prospective payment rate system final rule for 2020 issued October 31, 2019; federal or state healthcare laws that could adversely affect us; our ability to comply with all of the complex federal, state and local government regulations that apply to our business, including those in connection with federal and state anti-kickback laws and state laws prohibiting the corporate practice of medicine or fee-splitting; heightened federal and state investigations and enforcement efforts; the impact of the SEC investigation; changes in the availability and cost of erythropoietin-stimulating agents and other pharmaceuticals used in our business; changes in the reimbursement rates of the calcimimetics pharmaceutical class reimbursed under the Medicare Transitional Drug Add-on Payment Adjustment; development of new technologies or government regulation that could decrease the need for dialysis services or decrease our in-center patient population; our ability to timely and accurately bill for our services and meet payor billing requirements; claims and losses relating to malpractice, professional liability and other matters; the sufficiency of our insurance coverage for those claims and rising insurances costs, and negative publicity or reputational damage arising from such matters; loss of any members of our senior management; damage to our reputation or our brand and our ability to maintain brand recognition; our ability to maintain relationships with our medical directors and renew our medical director agreements; shortages of qualified skilled clinical personnel, or higher than normal turnover rates; competition and consolidation in the dialysis services industry; deterioration in economic conditions, particularly in states where we operate a large number of clinics, or disruptions in the financial markets or the effects of natural or other disasters, public health crises or adverse weather events; the participation of our physician partners in material strategic and operating decisions and our ability to favorably resolve any disputes; our ability to honor obligations under the joint venture operating agreements with our physician partners were they to exercise certain put rights and other rights; unauthorized disclosure of personally identifiable, protected health or other sensitive or confidential information; our ability to meet our obligations and comply with restrictions under our substantial level of indebtedness; and the ability of our principal stockholder, whose interests may conflict with yours, to strongly influence or effectively control our corporate decisions.
For additional information and other factors that could cause ARA’s actual results to materially differ from those set forth herein, please see ARA’s filings with the SEC. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. ARA undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this press release, the Company has presented the following Non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA less noncontrolling interests, Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc., Adjusted cash provided by (used in) operating activities and Adjusted owned net debt, which exclude various items detailed in the attached “Reconciliation of Non-GAAP Financial Measures.”
These Non-GAAP financial measures are not intended to replace financial performance and liquidity measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance and liquidity that management believes may enhance the evaluation of the Company's ongoing operating results. Please see “Reconciliation of Non-GAAP Financial Measures” for additional reasons why these measures are provided.

American Renal Associates Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except for share data)

	Three Months Ended March 31,
	2020	2019
Patient service operating revenues	$193,182	$191,762
Operating expenses:
Patient care costs	154,222	148,181
General and administrative	24,905	25,599
Depreciation, amortization and impairment	8,527	10,066
Certain legal and other matters	2,287	5,291
Total operating expenses	189,941	189,137
Operating income	3,241	2,625
Interest expense, net	(11,012)	(8,750)
Change in fair value of income tax receivable agreement	1,699	1,682
Loss before income taxes	(6,072)	(4,443)
Income tax (benefit) expense	(3,744)	702
Net loss	(2,328)	(5,145)
Less: Net income attributable to noncontrolling interests	(4,906)	(5,334)
Net loss attributable to American Renal Associates Holdings, Inc.	(7,234)	(10,479)
Less: Change in the difference between the redemption value and estimated fair value for accounting purposes of the related noncontrolling interests	(258)	(741)
Net loss attributable to common shareholders	$(7,492)	$(11,220)

Loss per share:
Basic	$(0.23)	$(0.35)
Diluted	$(0.23)	$(0.35)
Weighted-average number of common shares outstanding:
Basic	32,459,792	32,187,715
Diluted	32,459,792	32,187,715

American Renal Associates Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
Operating activities	2020	2019
Net loss	$(2,328)	$(5,145)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and impairment	8,527	10,066
Amortization of discounts, fees and deferred financing costs	810	486
Stock-based compensation	2,723	1,401
Deferred taxes	1,650	214
Change in fair value of income tax receivable agreement	(1,699)	(1,682)
Loss (gain) on sale of assets	427	(395)
Other non-cash charges, net	116	(168)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	311	206
Inventories	174	4,502
Prepaid expenses and other current assets	(6,165)	1,111
Other assets	(2,908)	(197)
Right-of-use assets and operating lease liabilities	111	(1,801)
Accounts payable	7,714	(12,667)
Accrued compensation and benefits	(4,346)	(4,410)
Accrued expenses and other liabilities	8,561	(1,514)
Cash provided by (used in) operating activities	13,678	(9,993)
Investing activities
Purchases of property, equipment and intangible assets	(5,772)	(8,500)
Proceeds from sale of clinics	—	3,300
Cash paid for acquisitions	—	(6,590)
Cash used in investing activities	(5,772)	(11,790)
Financing activities
Proceeds from revolving credit facility and term loans, net of deferred financing costs	41,606	46,857
Payments on long-term debt	(12,137)	(12,661)
Dividends and dividend equivalents paid	(5)	(11)
Proceeds from exercise of stock options	154	70
Repurchase of vested restricted stock awards withheld on net share settlement	(427)	(338)
Distributions to noncontrolling interests	(10,748)	(4,750)
Contributions from noncontrolling interests	1,536	2,410
Purchases of noncontrolling interests	—	(223)
Cash provided by financing activities	19,979	31,354

Increase in cash	27,885	9,571
Cash and restricted cash at beginning of period	34,494	55,300
Cash at end of period	$62,379	$64,871

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$100	$97
Cash paid for interest	8,583	6,325

American Renal Associates Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except for share data)

	March 31, 2020	December 31, 2019
Assets	(Unaudited)
Cash	$62,379	$34,494
Accounts receivable, less allowance for doubtful accounts of $1,040 and $1,258, respectively	101,839	102,150
Inventories	7,574	7,752
Prepaid expenses and other current assets	22,925	22,268
Income tax receivable	8,769	3,251
Current assets held for sale	49,197	50,099
Total current assets	252,683	220,014
Property and equipment, net of accumulated depreciation of $224,164 and $215,471, respectively	148,110	151,175
Operating lease right-of-use assets	138,640	133,899
Intangible assets, net of accumulated amortization of $25,295 and $25,087, respectively	24,279	24,486
Other long-term assets	21,725	18,608
Goodwill	538,609	538,609
Total assets	$1,124,046	$1,086,791
Liabilities and Equity
Accounts payable	$57,253	$49,539
Accrued compensation and benefits	32,850	37,196
Accrued expenses and other current liabilities	47,748	37,593
Current portion of long-term debt	38,011	38,779
Current portion of operating lease liabilities	22,926	22,061
Current liabilities held for sale	4,291	5,767
Total current liabilities	203,079	190,935
Long-term debt, less current portion	579,882	548,835
Long-term operating lease liabilities, less current portion	128,055	123,792
Income tax receivable agreement payable	912	3,000
Other long-term liabilities	6,591	6,501
Deferred tax liabilities	4,040	2,706
Total liabilities	922,559	875,769
Commitments and contingencies
Noncontrolling interests subject to put provisions	127,737	126,483
Equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued
Common stock, $0.01 par value; 300,000,000 shares authorized; 33,736,896 and 32,976,416 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	199	197
Additional paid-in capital	102,789	100,744
Receivable from noncontrolling interests	(1,568)	(531)
Accumulated deficit	(185,475)	(178,241)
Accumulated other comprehensive loss, net of tax	(2,536)	(1,619)
Total American Renal Associates Holdings, Inc. deficit	(86,591)	(79,450)
Noncontrolling interests not subject to put provisions	160,341	163,989
Total equity	73,750	84,539
Total liabilities and equity	$1,124,046	$1,086,791

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited GAAP, Non-GAAP, and Other Supplemental Business Metrics
(dollars in thousands, except per treatment amounts)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Dialysis Clinic Activity:
Number of clinics (as of end of period)	247	246	243
Number of de novo clinics opened (during period)	1	2	2
Number of acquired clinics (during period)	—	—	2
Sold or merged clinics (during period)	—	—	(2)
Patients and Treatment Volume:
Patients (as of end of period)	17,385	17,306	17,018
Number of treatments	619,549	628,817	591,365
Number of treatment days	78	79	77
Treatments per day	7,943	7,960	7,680
Sources of treatment growth (year over year % change):
Non-acquired growth	4.4%	3.2%	3.9%
Normalized non-acquired growth	4.4%	4.4%	5.3%
Acquired growth	0.3%	1.6%	1.9%
Total treatment growth	4.8%	4.8%	5.8%
Normalized Total treatment growth	4.7%	6.0%	7.2%
Revenue:
Patient service operating revenues	$193,182	$206,079	$191,762
Patient service operating revenues per treatment	$312	$328	$324
Expenses:
Patient care costs
Amount	$154,222	$154,394	$148,181
As a % of patient service operating revenues	79.8%	74.9%	77.3%
Per treatment	$249	$246	$251
General and administrative expenses
Amount	$24,905	$22,772	$25,599
As a % of patient service operating revenues	12.9%	11.1%	13.3%
Per treatment	$40	$36	$43
Adjusted general and administrative expenses(1)
Amount	$23,655	$21,653	$25,899
As a % of patient service operating revenues	12.2%	10.5%	13.5%
Per treatment	$38	$34	$44
Accounts receivable DSO (days)	48	46	47
Adjusted EBITDA*
Adjusted EBITDA including noncontrolling interests	$17,828	$32,012	$19,211
Adjusted EBITDA-NCI	$12,922	$22,979	$13,877
Clinical (quarterly averages):
Dialysis adequacy - % of patients with Kt/V > 1.2	99%	99%	98%
Vascular access - % catheter in use > 90 days	13%	13%	12%
*    See “Reconciliation of Non-GAAP Financial Measures.”

(1)
Adjusted general and administrative expenses per treatment during the three months ended March 31, 2020 is adjusted for severance, executive retirement and related costs of $0.5 million, stock compensation modification expense of $0.3 million and loss on sale or closure of clinics of $0.4 million. Adjusted general and administrative expenses per treatment during the three months ended December 31, 2019 is adjusted for the loss on sale or closure of clinics of $1.1 million. Adjusted general and administrative expenses per treatment during the three months ended March 31, 2019 is adjusted for the gain on sale or closure of clinics of $0.5 million and severance expenses of $0.2 million.

American Renal Associates Holdings, Inc. and Subsidiaries
Net Loss per Share Reconciliation
(Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Basic and Diluted
Net loss attributable to American Renal Associates Holdings, Inc.	$(7,234)	$(10,479)
Change in the difference between the redemption value and estimated fair value for accounting purposes of the related noncontrolling interests	(258)	(741)
Net loss attributable to common shareholders	$(7,492)	$(11,220)
Weighted-average common shares outstanding, basic	32,459,792	32,187,715
Weighted-average common shares outstanding, assuming dilution	32,459,792	32,187,715
Loss per share, basic and diluted	$(0.23)	$(0.35)
Outstanding options and restricted stock excluded as impact would be anti-dilutive	3,469,001	3,573,305

American Renal Associates Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(dollars in thousands)

We use Adjusted EBITDA and Adjusted EBITDA-NCI to track our performance. “Adjusted EBITDA” is defined as net income before stock-based compensation and associated payroll taxes, depreciation, amortization and impairment, interest expense, net, income taxes and other non-income-based tax, change in fair value of income tax receivable agreement, certain legal and other matters, severance, executive retirement and related costs and gain or loss on sale or closure of clinics. “Adjusted EBITDA-NCI” is defined as Adjusted EBITDA less net income attributable to noncontrolling interests. We believe Adjusted EBITDA and Adjusted EBITDA-NCI provide information useful for evaluating our business and a further understanding of our results of operations from management’s perspective. We believe Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes certain expenses that can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure and investments, and the tax jurisdictions in which companies operate, or that we believe do not reflect our core business operations. We believe Adjusted EBITDA-NCI is helpful in highlighting the amount of Adjusted EBITDA that is available to us after reflecting the interests of our joint venture partners. Adjusted EBITDA and Adjusted EBITDA-NCI are not measures of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA and Adjusted EBITDA-NCI may not be comparable to similarly titled measures of other companies and differ from the calculation of “Consolidated EBITDA” under our credit agreement. Adjusted EBITDA and Adjusted EBITDA-NCI may not be indicative of historical operating results, and we do not mean for these items to be predictive of future results of operations or cash flows. Adjusted EBITDA and Adjusted EBITDA-NCI have limitations as analytical tools, and they should not be considered in isolation, or as substitutes for an analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA-NCI:

•	do not include stock-based compensation expense and associated payroll taxes;

•
do not include depreciation, amortization and impairment—because construction and operation of our dialysis clinics requires significant capital expenditures, depreciation and amortization are a necessary element of our costs and our ability to generate profits;

•
do not include interest expense—as we have borrowed money for general corporate and facility purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows;

•	do not include income tax expense or benefits and other non-income-based taxes;

•	do not include change in fair value of income tax receivable agreement;

•	do not include costs related to certain legal and other matters;

•	do not include severance, executive retirement and related costs; and

•	do not reflect the gain or loss on sale or closure of clinics.

In addition, Adjusted EBITDA is not adjusted for the portion of earnings that we distribute to our joint venture partners.
We use Adjusted net loss attributable to American Renal Associates Holdings, Inc. because it is a useful measure to evaluate our performance by excluding the impact of certain items that we believe are not related to our normal business operations and/or are a result of changes in our liabilities from period to period. See the notes to the tables below for further explanation of the exclusion of certain items. By excluding these items, we believe Adjusted net loss allows us and investors to evaluate our net loss on a more consistent basis. “Adjusted net loss attributable to American Renal Associates Holdings, Inc.” is defined as Net loss attributable to American Renal Associates Holdings, Inc. plus or minus, as applicable, certain legal and other matters costs, severance, executive retirement and related costs, loss (gain) on sale or closure of clinics, change in valuation allowance for held for sale assets, change in fair value of income tax receivable agreement, tax valuation allowance and accounting changes in fair value of non-controlling interest puts, net of taxes. We use the Adjusted weighted average number of diluted shares to calculate Adjusted net loss attributable to American Renal Associates Holdings, Inc. per share.
We use Adjusted cash provided (used) by operating activities less distributions to NCI because it is a useful measure to evaluate the cash flow that is available to the Company for investment in property, plant and equipment, debt service, growth and other general corporate purposes. “Adjusted cash provided (used) by operating activities less distributions to NCI” is defined as cash provided by operating activities less distributions to noncontrolling interests.
We use Adjusted owned net debt because we believe it is a useful metric to evaluate the Company’s share of interests in the cash on our consolidated balance sheet and the debt of the Company. “Adjusted owned net debt” is defined as debt (other than clinic-level debt) plus clinic-level debt guaranteed by our wholly owned subsidiaries less unamortized debt discounts and fees less cash (other than clinic-level cash) less the Company’s pro rata interest in clinic-level cash.

The following table presents the reconciliation from net (loss) income to Adjusted EBITDA and Adjusted EBITDA-NCI for the periods indicated:

	(Unaudited)
Reconciliation of Net income to Adjusted EBITDA	Three Months Ended March 31,		LTM (1) as of March 31, 2020
	2020	2019
Net (loss) income	$(2,328)	$(5,145)	$28,962
Stock-based compensation and associated payroll taxes	2,793	1,439	6,160
Depreciation, amortization and impairment	8,527	10,066	42,226
Interest expense, net	11,012	8,750	45,849
Income tax expense (benefit) and other non-income based tax	(3,694)	792	(21,666)
Change in fair value of income tax receivable agreement	(1,699)	(1,682)	(238)
Certain legal and other matters(2)	2,287	5,291	22,820
Severance, executive retirement and related costs	515	212	783
Loss (gain) on sale or closure of clinics	415	(512)	1,270
Adjusted EBITDA (including noncontrolling interests)	$17,828	$19,211	$126,166
Less: Net income attributable to noncontrolling interests	(4,906)	(5,334)	(39,507)
Adjusted EBITDA-NCI	$12,922	$13,877	$86,659
__________________________________

(1)	Last twelve months (“LTM”) is the period beginning April 1, 2019 through March 31, 2020.

(2)
Certain legal and other matters include legal fees and other expenses associated with matters that we believe do not reflect our core business operations, including, but not limited to, our handling of, and response to the following: the United litigation and settlement; the restatement of certain of the Company’s prior financial statements and other financial information (the “Restatement”) and the related SEC investigation and Audit Committee review; the securities and derivative litigation related to the foregoing; our internal review and analysis of factual and legal issues relating to the aforementioned matters; and legal fees and other expenses relating to matters that we believe do not reflect our core business operations.

The following table presents the reconciliation from Net loss attributable to American Renal Associates Holdings, Inc. to Adjusted net loss attributable to American Renal Associates Holdings, Inc. for the periods indicated:
Reconciliation of Net Loss Attributable to American Renal Associates Holdings, Inc. to Adjusted Net Loss Attributable to American Renal Associates Holdings, Inc.:

(dollars in thousands, except per share data)	(Unaudited)
	Three Months Ended
	March 31, 2020	Mar. 31, 2019
Net loss attributable to American Renal Associates Holdings, Inc.	$(7,234)	$(10,479)
Change in the difference between the redemption value and estimated fair value for accounting purposes of the related noncontrolling interests(1)	(258)	(741)
Net loss attributable to common shareholders	$(7,492)	$(11,220)

Adjustments:
Certain legal and other matters(2)	$2,287	$5,291
Severance, executive retirement and related costs	515	212
Loss (gain) on sale or closure of clinics	415	(512)
Change in valuation allowance for held for sale assets	505	—
Total pre-tax adjustments	$3,722	$4,991
Tax effect	968	1,298
Net taxable adjustments	$2,754	$3,693
Change in fair value of income tax receivable agreement	(1,699)	(1,682)
Tax valuation allowance(3)	(3,250)	—
Change in the difference between the redemption value and estimated fair value for accounting purposes of the related noncontrolling interests(1)	(258)	(741)
Total adjustments, net	$(1,937)	$2,752
Adjusted net loss attributable to American Renal Associates Holdings, Inc.	$(9,429)	$(8,468)

Basic shares outstanding	32,459,792	32,187,715
Adjusted weighted average number of diluted shares used to compute adjusted net loss attributable to American Renal Associates Holdings, Inc. per share	32,459,792	32,187,715
Adjusted net loss attributable to American Renal Associates Holdings, Inc. per share	$(0.29)	$(0.26)
________________________

(1)	Changes in fair values of contractual noncontrolling interest put provisions are related to certain put rights that were accelerated as a result of the IPO.

(2)
Certain legal and other matters include legal fees and other expenses associated with matters that we believe do not reflect our core business operations, including, but not limited to, our handling of, and response to the following: the United litigation and settlement; the Restatement and the related SEC investigation and Audit Committee review; the securities and derivative litigation related to the foregoing; our internal review and analysis of factual and legal issues relating to the aforementioned matters; and legal fees and other expenses relating to matters that we believe do not reflect our core business operations.

(3)	Represents a decrease to the Company's established valuation allowance for certain tax items.

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited Supplemental Cash Flow Information
(dollars in thousands)

	Three Months Ended March 31,
	2020	2019
Cash provided by (used in) operating activities	$13,678	$(9,993)
Distributions to noncontrolling interests	(10,748)	(4,750)
Adjusted cash provided by (used in) operating activities less distributions to NCI	$2,930	$(14,743)
Capital expenditure breakdown:
Development capital expenditures	$4,261	$6,897
Other capital expenditures	1,511	1,603
Total capital expenditures	$5,772	$8,500

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited Supplemental Net Debt Calculation
(dollars in thousands)

	As of March 31, 2020
	Total ARA	ARA “Owned”
Cash (other than clinic-level cash)	$38,646	$38,646
Clinic-level cash	23,733	12,558
Total cash	$62,379	$51,204
Debt (other than clinic-level debt)	$526,800	$526,800
Clinic-level debt	102,810	55,423
Unamortized debt discounts and fees	(11,717)	(11,578)
Total debt	$617,893	$570,645
Adjusted owned net debt (total debt - total cash)		$519,441

Investor Contact:
Darren Lehrich
Telephone: (978)-522-6063; Email: dlehrich@americanrenal.com